EXHIBIT 99.1

PHASE FORWARD INCORPORATED
RESTRICTED STOCK UNIT AWARD AGREEMENT

Name of Grantee:

Number of Restricted Stock Units:

Grant Date:	April 22, 2009

Phase Forward Incorporated (the “Company”) has selected you to receive an award of Restricted Stock Units (as defined in Appendix A) identified above, subject to the terms set forth on Appendix A hereto and the attached Statement of Terms and Conditions.  This award of Restricted Stock Units is an “inducement grant” for purposes of the NASDAQ Marketplace Rules and is being made to you as an inducement material to your entering into employment with the Company.

Please indicate your acceptance of this Agreement by signing below and returning it by April 24, 2009 to the Company, to the attention of William Schunemann, who may be reached at (781) 902-4309.

PHASE FORWARD INCORPORATED

By:
Name:
Title:

I hereby accept the award of Restricted Stock Units and agree to the terms and conditions thereof as set forth herein and on Appendix A and in the attached Statement of Terms and Conditions.  By accepting this award, I agree to comply with all Company policies relating to transactions in (including without limitation purchases, sales and transfers) and retention of Company securities with respect to any Company securities held or to be acquired by me.

Dated:
Grantee’s Signature

Grantee’s Name and Address

Appendix A

For a Grant dated April 22, 2009  Grantee:

1.                                      Vesting Schedule

Percentage of Units Vested	Vesting Date

50%	April 22, 2010
100%	April 22, 2011

2.                                      Acceleration Events

If Grantee’s employment is terminated by the Company for reasons other than death, Disability (as hereinafter defined) or Cause (as hereinafter defined), then the restrictions on the Restricted Stock Units awards subject to this Agreement shall immediately lapse with respect to all Restricted Stock Units as to which restrictions have not lapsed as of the Grantee’s last date of employment with Phase Forward.

For purposes of this Agreement, “Cause” means any one or more of the following:  (a) Grantee’s willful failure or refusal (except due to Disability (as hereinafter defined) or a condition reasonably likely to be deemed a Disability with the passage of time) to perform substantially his duties on behalf of Phase Forward for a period of thirty (30) days after receiving written notice identifying in reasonable detail the nature of such failure or refusal; (b) Grantee’s conviction of, entry of a plea of guilty or nolo contendere to, or admission of guilt in connection with a felony; (c) disloyalty, willful misconduct or breach of fiduciary duty by Grantee which causes material harm to Phase Forward; or (d) Grantee’s willful violation of any confidentiality, development or non-competition agreement which causes material harm to Phase Forward.

For purposes of this Agreement, “Disability” means any physical or mental disability that renders Grantee unable to perform his essential job responsibilities for a cumulative period of 180 days in any twelve-month period, where such disability cannot be reasonably accommodated absent undue hardship.

STATEMENT OF TERMS AND CONDITIONS

1.                                       Preamble.  This Statement contains the terms and conditions of an award (“Award”) of Restricted Stock Units (“Restricted Stock Units”) made to the Grantee identified in the Restricted Stock Unit Award Agreement attached hereto.  Each Restricted Stock Unit represents the right to receive one share of common stock of the Company (“Stock”) on the vesting date of that unit.

2.                                       Acceptance of Award.  The Grantee shall have no rights with respect to this Award unless he/she shall have accepted this Award by signing and delivering to the Company a copy of the Restricted Stock Unit Award Agreement within 30 days of the Grant Date indicated on such agreement.

3.                                       Restrictions and Conditions.

(a)                                  This Award may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of by the Grantee prior to vesting.

(b)                                 Except as set forth in Section 2 of Appendix A to the Restricted Stock Unit Award Agreement, if the Grantee’s employment with the Company and its subsidiaries is voluntarily or involuntarily terminated for any reason (including death) prior to vesting of Restricted Stock Units granted herein, all unvested Restricted Stock Units shall immediately and automatically be forfeited and returned to the Company.

(c)                                  The Grantee shall not have any stockholder rights, including voting or dividend rights, with respect to the shares of Stock subject to the Award until the Grantee becomes a record holder of those shares of Stock following their actual issuance pursuant to Section 6 of this Agreement.

4.                                       Vesting of Restricted Stock Units.

The term “vest” as used in this Statement means the lapsing of the restrictions that are described in this Statement with respect to the Restricted Stock Units.  The Restricted Stock Units shall vest in accordance with the schedule set forth in Section 1 of Appendix A to the Restricted Stock Unit Award Agreement so long as the Grantee remains an employee of the Company or a subsidiary of the Company on each vesting date.

Notwithstanding the foregoing, the Grantee shall become vested in the Restricted Stock Units prior to the vesting dates set forth in Section 1 of Appendix A to the Restricted Stock Unit Award Agreement in certain circumstances as described in Section 2 of Appendix A.

5.                                       Dividend Equivalents.

(a)                                  If on any date the Company shall pay any dividend on shares of Stock of the Company, the number of Restricted Stock Units credited to the Grantee shall, as of such date, be increased by an amount determined by the following formula:

W = (X multiplied by Y) divided by Z, where:

W = the number of additional Restricted Stock Units to be credited to the Grantee on such dividend payment date;

X = the aggregate number of Restricted Stock Units credited to the Grantee as of the record date of the dividend;

Y = the cash dividend per share amount; and

Z = the fair market value per share of Stock (as determined by reference to market quotations on the Nasdaq National Market System) on the dividend payment date.

(b)                                 In the case of a dividend paid on Stock in the form of Stock, including without limitation a distribution of Stock by reason of a stock dividend, stock split or otherwise, the number of Restricted Stock Units credited to the Grantee shall be increased by a number equal to the product of (i) the aggregate number of Restricted Stock Units that have been awarded to the Grantee through the related dividend record date, and (ii) the number of shares of Stock (including any fraction thereof) payable as dividend on one share of Stock.  Any additional Restricted Stock Units shall be subject to the vesting and restrictions of this Agreement in the same manner and for so long as the Restricted Stock Units granted pursuant to this Agreement to which they relate remain subject to such vesting and restrictions, and shall be promptly forfeited to the Company if and when such Restricted Stock Units are so forfeited.

6.                                       Receipt of Shares of Stock.

(a)                                  The Restricted Stock Units in which the Grantee vests in accordance with the vesting schedule set forth in Appendix A will be issuable in the form of shares of Stock immediately upon vesting, subject to the collection of the minimum withholding taxes in accordance with the mandatory share withholding provision of Section 9 of this Agreement.

(b)                                 Once a stock certificate (or electronic transfer) has been delivered to the Grantee in respect of the Restricted Stock Units, the Grantee will be free to sell the shares of Stock evidenced by such certificate (or electronic transfer), subject to applicable requirements of federal and state securities law and the Company’s insider trading policy.

7.                                       Adjustment.  In the event of a stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spinoff, splitup, or other similar change in capitalization or event, (i) the number and class of securities and other terms of the Award shall be adjusted by the Company (or substitute Awards may be made) in a manner that is determined by the Company to be appropriate in order to prevent the dilution or enlargement of the benefits intended to be made available under the Award and (ii) any additional Restricted Stock Units held by the Grantee as a result of such adjustment or substitution shall be subject to vesting and restrictions of this Agreement in the same manner and for so long as the Restricted Stock Units granted pursuant to this Agreement to which they relate remain subject to such vesting and restrictions, and shall be promptly forfeited to the Company in and when such Restricted Stock Units are so forfeited.

8.                                       Acquisition of the Company. Upon the consummation of an Acquisition, the board of directors of the surviving or acquiring entity (the “Applicable Board) shall, as to outstanding Awards (on the same basis or on different bases as the Applicable Board shall specify), make appropriate provision for the continuation of such Awards by the Company or the assumption of such Awards by the surviving or acquiring entity and by substituting on an equitable basis for the shares then subject to such Awards either (a) the consideration payable with respect to the outstanding shares of Stock in connection with the Acquisition, (b) shares of stock of the surviving or acquiring corporation or (c) such other securities or other consideration as the Applicable Board deems appropriate, the fair market value of which (as determined by the Applicable Board in its sole discretion) shall not materially differ from the fair market value of the shares of Stock subject to such Awards immediately preceding the Acquisition. Unless otherwise determined by the Applicable Board (on the same basis or on a different basis as the Applicable Board shall specify), the rights of the Company relating to the Award shall continue to apply to consideration, including cash, that has been substituted, assumed or amended to such Award. The Company may hold in escrow all or any portion of any such consideration in order to effectuate any continuing restrictions.

9.                                       Parachute Awards. If, in connection with an Acquisition, a tax under Section 4999 of the Code would be imposed on the Grantee (after taking into account the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code), then the number of Restricted Stock Units which shall become vested shall be reduced (or delayed), to the minimum extent necessary, so that no such tax would be imposed on the Grantee (the Awards not becoming so vested, the “Parachute Awards”); provided, however, that if the “aggregate present value” of the Parachute Awards would exceed the tax that, but for this sentence, would be imposed on the Grantee under Section 4999 of the Code in connection with the Acquisition, then the Restricted Stock Units shall become immediately vested without regard to the provisions of this sentence. For purposes of the preceding sentence, the “aggregate present value” of the Award shall be calculated on an after-tax basis (other than taxes imposed by Section 4999 of the Code) and shall be based on economic principles rather than the principles set forth under Section 280G of the Code and the regulations promulgated thereunder. All determinations required to be made under this Section 9 shall be made by the Company.

10.                                 Definitions.  As used in this Agreement, the following terms shall have the meanings set forth herein:

(a)                                  “Acquisition” shall mean:

                                           (i)                                     a merger or consolidation of the Company with or into any other corporation or other business entity in which the Company is the surviving corporation (except one in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least a majority of the outstanding securities having the right to vote in an election of the Board (“Voting Stock”) of the Company); or any such merger or consolidation in which the Company is not the surviving corporation;

                                           (ii)                                  a sale, lease, exchange or other transfer (in one transaction or a related series of transactions) of all or substantially all of the Company’s assets;

                                           (iii)                               the acquisition by any person or any group of persons (other than the Company, any of its direct or indirect subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its direct or indirect subsidiaries) acting together in any transaction or related series of transactions, of such number of shares of the Company’s Voting Stock as causes such person, or group of persons, to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, 50% or more of the combined voting power of the Voting Stock of the Company other than as a result of an acquisition of securities directly from the Company, or solely as a result of an acquisition of securities by the Company which by reducing the number of shares of the Voting Stock outstanding increases the proportionate voting power represented by the Voting Stock owned by any such person to 50% or more of the combined voting power of such Voting Stock; and

                                           (iv)                              change in the composition of the Board following a tender offer or proxy contest, as a result of which persons who, immediately prior to a tender offer or proxy contest, constituted the Company’s Board shall cease to constitute at least a majority of the members of the Board.

(b)                                 “Board” shall mean Board of Directors of the Company.

(c)                                  “Successor” shall mean any successor to the Company (whether direct or indirect, by acquisition or merger, operation of law or otherwise), including but not limited to any successor (whether direct or indirect, by acquisition or merger, operation of law or otherwise) to, or ultimate parent entity of any successor to, the Company.

11.                                 Non-Transferability.  This Award is personal to the Grantee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution.

12.                                 Tax Withholding.  The Company intends to meet its minimum tax withholding obligation by withholding from shares of Stock to be issued to the Grantee.

13.                                 No Obligation to Continue Employment.  Neither the Company nor any subsidiary of the Company is obligated by or as a result of this Award to continue the Grantee in employment and this Award shall not interfere in any way with the right of the Company or any subsidiary of the Company to terminate the employment of the Grantee at any time.

14.                                 Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Stock pursuant to this Award until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Grantee has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations including any applicable withholding tax.

15.                                 Notices.  Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

16.                                 Successors and Assigns.  The Company will require its respective assign and Successors to expressly assume this Award and to agree to perform hereunder in the same manner and the same extent that the Company would be required to perform if no such succession or assignment had taken place.  Regardless of whether such an agreement is executed, this Award shall inure to the benefit of, and be binding upon, the Company’s Successor and assigns and Grantee’s heirs, estates, legatees, executors, administrators, and legal representatives.

17.                                 Administration.  This Award shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company, which will have the power and authority to construe the terms of this Award and to determine all questions hereunder.

18.                                 Amendment of Award. The Committee may amend, modify or terminate the Award, provided that the Grantee’s consent to such action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Grantee.

19.                                 Governing Law.  The provisions made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.